EXHIBIT (1)(a)

RESOLUTION OF BOARD OF DIRECTORS OF

TRANSAMERICA LIFE INSURANCE COMPANY

CERTIFICATION

I, Barbara L. Secor, being a duly constituted Assistant Secretary of Transamerica Life Insurance Company (“TLIC”), a corporation duly organized and existing under the laws of Iowa, hereby certify that the following is a true and correct copy of a resolution adopted by Written Consent of the Board of Directors of TLIC dated November 4, 2009.

RESOLVED, that the officers of the Company be and they hereby are authorized to establish the “Separate Account VA GG”, separate accounts for the purpose of selling approved variable insurance contracts;

BE IT FURTHER RESOLVED, that the officers of this company be and they hereby are authorized and instructed to take any and all actions necessary in order to carry out the powers hereby conferred, including but not limited to, the filing of any statement and amendments thereto with the Securities and Exchange Commission, execution of any and all required underwriting agreements, state regulatory filings, Blue Sky filings, policy filings, and to execute any and all other documents that may be required by any Federal, state or local regulatory agency in order to operate the separate account.

Dated this 20th day of November, 2009.

BY:	/s/ Barbara L. Secor
Barbara L. Secor